Exhibit 10.1

AMENDMENT TO

THE SECURITIES PURCHASE AGREEMENT

DATED JULY 31, 2025

This amendment (the “Amendment”) to (i) the Securities Purchase Agreement dated July 31, 2025 (the “Agreement”), entered into by and between Hyperscale Data, Inc., a Delaware corporation (the “Company”), and Ault & Company, Inc., a Delaware corporation (the “Purchaser”), is dated November 7, 2025. All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company and the Purchaser desire to amend the Agreement.

WHEREAS, the board of directors of the Company has approved the terms of the Amendment.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 2.1 of the Agreement is hereby deleted and replaced in its entirety by the following:

“2.1 Closing. On each Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, the Securities for the Subscription Amount (such purchase and sale being a “Closing”). Contemporaneously with or promptly following a Closing, the Purchaser shall deliver to the Company the Purchaser’s Subscription Amount as set forth on the signature page hereto executed by the Purchaser by a wire transfer of immediately available funds, and the Company shall, on the Closing Date, deliver to the Purchaser a certificate representing the number of Preferred Shares purchased by the Purchaser at the particular Closing as determined pursuant to Section 2.2(a). The Company and the Purchaser shall also deliver the other items set forth in Section 2.2 deliverable at the particular Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3 and receipt of the Subscription Amount by the Company, the Closing shall occur at the principal offices of the Company or such other location as the parties shall mutually agree. Notwithstanding anything herein to the contrary, each Closing Date shall occur on the later to occur of (i) December 31, 2027, and (ii) the date that shall be one year following the date upon which the Company has completed taking the requisite action(s) to enable it to issue shares of Common Stock to each person holding instruments entitling such person to convert all of such convertible instrument, including but not limited to the Series H Preferred Stock, into shares of Common Stock provided, however, that the Purchaser may extend such Closing Date for an additional ninety (90) days, by notice to the Company (such outside date, the “Termination Date”).”

2.	This Amendment shall be binding on the Company and the Purchaser and all of their respective successors, heirs, personal representatives and assigns and permitted transferees.

3.	Except as amended hereby, the Agreement shall remain unmodified and is hereby ratified in all respects.

4.	This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Agreed this 7th day of November, 2025.

HYPERSCALE DATA, INC.		AULT & COMPANY, INC.

By:	/s/ Henry Nisser	By:	/s/ Milton C. Ault, III
	Henry Nisser		Milton C. Ault, III
	President		Chief Executive Officer